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                                  IgX LIMITED
                            123 Mount Anville Park
                                   Dublin 14
                                    Ireland

Craig R Rennie Esq
Renwood
Ellwood Road
Beaconsfield
Bucks
HP9 1EN

                                                         Date: 9 September 1998

Dear Mr Rennie:

This letter confirms the basis on which your employment with IgX Limited ("the Company") has terminated by reason of redundancy, following the relocation of the corporate headquarters of the Company to the USA.

1. Your employment with, and directorship of, the Company pursuant to the terms and conditions of that certain Executive Employment Agreement dated April 1, 1997 ("the Employment Agreement"), have terminated with effect from May 12, 1998, and you have no authority to act for or on behalf of the Company in any respect as of May 12, 1998.

2. You will be entitled to continue to use the car allocated to you by the Company until 30th November 1998, when you will promptly comply with the Company's reasonable requirements to return the car. The Company will be responsible for the reasonable insurance and operating costs directly related to the car until that date. You agree to indemnify and hold harmless the Company from and against any and all claims, demands, assessments, damages, liabilities and obligations (other than reasonable insurance and operating costs) arising out of or in connection with your operation of the car through November 30, 1998.

3. You acknowledge that the Company has no obligation to provide you with any form of severance benefits. However, as consideration for this letter and without any admission of liability, the Company will pay to you by direct bank transfer the total sum of (pounds)85,800.00 by way of a termination payment. The first (pounds)30,000.00 of that amount will be paid free of tax and the Company will deduct tax at basic rate (23%) from the remaining (pounds)55,800.00, giving a total net amount payable to you equal to (pounds)72,996.00. You agree to indemnify and hold harmless the Company from and against any and all claims, demands, assessments, damages, liabilities and obligations arising out of or in connection with the tax-free treatment of the first (pounds)30,000. Of that net amount, (pounds)58,696 will be paid to you within seven days of the date of the Company's receipt of your acceptance of the terms of this letter. The remaining (pounds)14,300 will be paid to you forthwith upon the return of the car in compliance with the Company's reasonable requirements under Section 2 above (or, in the absence of any such requirements, to the lessor of the car).

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4.       Other than as expressly set forth in Section 3 above, you acknowledge and agree that you have received all wages, bonuses, commissions, vacation pay, incentives and all other compensation of any kind earned during your employment with the Company.

5. In addition, following your acceptance of the terms of this letter, the Company will make a contribution of (pounds)5,000.00 (including VAT) to your legal fees, to be paid directly to your legal advisers within seven days of receipt by the Company of an invoice in that amount.

6. The letter to you dated 12th May 1998 from Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., written on the instructions of the Company and all statements contained within it are irrevocably withdrawn in their entirety. The Company irrevocably undertakes that it will neither repeat any of the statements made in that letter concerning you nor make any similar statements and that it shall ensure that its Directors and make reasonable efforts to ensure that its other officers, agents, employees and associated companies also comply with that undertaking.

7. Within seven days of your acceptance of the terms of this letter the Company will provide you with a reference letter signed by its Chairman substantially in the form set out in Schedule "A" to this letter. The Company irrevocably undertakes that it will not (and that it will ensure that its directors and make reasonable efforts to ensure that its other officers, agents, employees and associated companies do not) make any oral or written statement or other communication to any third party which is adverse to you or to your future career prospects or which is inconsistent with the terms of this letter or the letter set out in Schedule "A".

8. The terms of this letter are in full and final settlement of any claim which you may have arising out of your employment with the Company and its termination and of any claims which the Company may have against you, and each party hereby fully and without limitation releases and discharges the other (in the case of you, your heirs, executors, administrators, agents, successors and assigns and in the case of the Company its directors, officers, shareholders, employees, executives, agents, affiliates (including IgX Corp.), successors and assigns (the "Company Affiliates") with respect to any and all claims, demands, liabilities, actions, causes of action, suits, debts, charges, obligations, promises, agreements, controversies, damages and expenses (including legal fees and costs actually incurred) arising out of facts which occurred prior to the execution of this letter, including without limitation, any and all claims arising under the Employment Agreement.

9.       To give full effect to the provisions in paragraph 8 above you hereby:-

         a. agree to refrain from instituting or continuing any proceedings before an Employment Tribunal in relation to any claims or complaints within Section 18(1)(d) of the Industrial Tribunals Act 1996, Section 77(4) of the Sex Discrimination Act 1975, Section 72(4) of the Race Relations Act 1976 and Section 9(2) of the Disability Discrimination Act 1995 (together "the Acts");

         b. confirm that you have received independent legal advice from a qualified adviser as defined in the Acts ("your Adviser") concerning the terms and effect of this Agreement and, in particular, its effect on your ability to pursue your rights before an Employment Tribunal; and

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         c.       confirm that your Adviser is Robert McCreath of Eversheds,
                  Senator House, 85 Queen Victoria Street, London EC4V 4JL.

10. Both parties agree to keep the facts and terms of this letter strictly confidential and not to disclose any aspects of it, save on a confidential basis for the purpose of obtaining legal or financial advice, or as may otherwise be required by law or by any Court of competent jurisdiction or by any tax authority of competent jurisdiction and save that you may disclose the facts and terms of this letter to your spouse. Your spouse hereby agrees to execute the Consent of Spouse attached hereto as Schedule "B". This confidentiality provision will not extend to the disclosure by you of the letter set out in Schedule "A" to be supplied to you by the Company.

11. You hereby represent that you have returned all property of the Company in your possession to the Company (other than the car), including all credit cards furnished to you by the Company (other than that used solely for the purposes of recouping the operating costs of the car which you will return at the same time as the car), and originals and copies of all lists, correspondence, books, letters, records, financial data and other materials and writings owned by the Company or used by it in connection with the conduct of its business, whether in your possession or previously removed by you from the Company's premises and still existing, and whether recorded on paper, computer disk, other computer-readable form or any other medium.

12. You agree not to make any disparaging statements regarding the Company or the Company Affiliates. You further agree that you will not solicit or induce or attempt to induce any employee of or consultant to the Company and/or the Company Affiliates to terminate his or her employment with the Company and/or the Company Affiliates, devote less than all of his or her efforts to the affairs of the Company and/or the Company Affiliates or to perform consulting services for any business entity or individual other than the Company and/or the Company Affiliates.

13. You acknowledge that as a result of your position with the Company, you have received trade secrets and confidential information concerning the organisation, business and finances of the Company and/or the Company Affiliates (including, without limitation, trade secrets and confidential information respecting inventions, improvements, products, marketing plans and strategies, forecasts, designs, methods, know-how, regulatory plans and strategies, suppliers, techniques, systems and processes) and you hereby agree that you will not use, publish or otherwise disclose in any way to any person or entity any trade secrets or confidential information of the Company and/or any Company Affiliates and will maintain the strict confidentiality thereof.

14. This Agreement shall inure to the benefit of the parties and their respective successors and assigns.

15. You acknowledge that a breach of the covenants and agreements in this letter will result in irreparable and continuing damage to the Company and the Company Affiliates for which there will be no adequate remedy at law and you agree that, in the event of any breach of the aforesaid covenants or agreements, the Company, the Company Affiliates and their successors and assigns, in addition to any other rights or remedies such persons may have in law or in equity, shall have the right to injunctive relief.


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16.      No covenant, term or condition or the breach thereof shall be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver of breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term of condition. The failure of any party to insist upon strict performance of any covenant, term or condition hereunder shall not constitute a waiver of such party's right to demand strict compliance therewith in the future.

17. The parties agree that if a court of competent jurisdiction finds any provision of this letter to be invalid or unenforceable, the validity of enforceability of the remaining provisions shall not be affected and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

18. You acknowledge that you have read and understand this letter and that you are signing this letter voluntarily and without coercion. You further acknowledge that you have been represented by independent legal counsel in the negotiation and execution of this letter.

19. Nothing in this letter will be construed as an admission of any wrongdoing of any kind by the Company or by you.

20. The terms set out in this letter form the entire agreement between the parties and fully supersede any and all prior agreements and understandings between the parties in relation to its subject matter. The parties agree that this letter cannot be changed, modified, supplemented or rescinded except by a written document signed by both parties

21. You may accept this offer by signing it below and returning the signed and dated acceptance to the writer no later than fourteen days from the date of this letter. You may accept this offer by fax, and by which you will be deemed to have undertaken to return the original signed acceptance to the Company as soon as practicable. The terms of this letter will be effective immediately upon communication to the Company of your acceptance.

Yours sincerely



I hereby agree to the terms of the above letter from IgX Limited and confirm that the terms will be binding upon me.

                                       /s/ Craig R. Rennie
                                       ---------------------------
                                       Craig R Rennie

                                       Date:


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                                 SCHEDULE 'A'

                                  IgX LIMITED
                            123 Mount Anville Park
                                   Dublin 14
                                    Ireland

Dear Mr Rennie:

                             Closure of UK Offices

The shareholders in the group holding company, IgX Corporation, have decided to relocate the corporate headquarters of IgX Limited to the USA with immediate effect.

As a direct consequence of this decision all UK based positions have been made redundant and the offices located in High Wycombe are being closed. This decision is a strategic one and in no way reflects negatively on your performance as CEO and President, nor on the performance of any other UK based management or staff.

I wish you well in your future career and would thank you for your efforts and contribution whilst with IgX.

Yours sincerely



Albert J. Henry
Chairman


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                                 SCHEDULE 'B'
                               CONSENT OF SPOUSE

         I, ___________________, spouse of Craig R. Rennie, do hereby certify, acknowledge and agree as follows:

         1. I have read and approve each and every provision set forth in the Settlement Agreement (the "Agreement") dated September 9, 1998 by and between Craig R. Rennie and IgX Limited, a company organised under the laws of Ireland (the "Company").

         2. I accept and agree to be bound by the Agreement in all respects and in lieu of each other interest I may have in the Company or its affiliates, whether that interest may be community property or quasi-community property under the laws relating to marital property in effect in the jurisdiction of our residence as of the date of the signing of the Agreement.

Dated:

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                                           [Signature]

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                                           [Please Print Name]